EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168984-02 on Form S-3 of our report dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of Nevada Power Company and subsidiaries appearing in the Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 26, 2013